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                                                                    EXHIBIT 10.5

                                                                 August   , 2000

Spinnaker Exploration Company
Two Allen Center
1200 Smith Street, Suite 800
Houston, TX  77002

Credit Suisse First Boston Corporation
Donaldson, Lufkin & Jenrette Securities Corporation
Banc of America Securities LLC
Dain Rauscher Incorporated
Jefferies & Company, Inc.
c/o Credit Suisse First Boston Corporation
600 Travis, Suite 3030
Houston, TX  77002

Dear Sirs:

          As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made of shares of common stock, par value $.01 per share (the "Securities"), of Spinnaker Exploration Company (the "Company"), the undersigned hereby agrees that, for a period of 90 days after the date of the prospectus (the "Commencement Date"), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, or publicly disclose the intention to make any such offer, sale, pledge or disposal, without the prior written consent of Credit Suisse First Boston Corporation.

          In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this agreement.

          This agreement shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned. This agreement shall lapse and become null and void if the Commencement Date shall not have occurred on or before October 31, 2000.

                                    Very truly yours,



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